Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157818

Proposed
		Proposed	Maximum
		Maximum	Aggregate
Title of Each Class of	Amount to be	Offering Price	Offering	Amount of
Securities to be Registered	Registered	Per Share	Price	Registration Fee
Common Shares of Beneficial Interest, par value, $0.01 per share	92,000,000	$12.30	$1,131,600,000	$80,683.08

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 27, 2009)

80,000,000 Shares

Common Shares

We are offering 80,000,000 of our common shares of beneficial interest, par value $0.01 per share, to be sold in this offering. We have granted the underwriters an option to purchase up to an additional 12,000,000 common shares within 30 days from the date of this prospectus to cover overallotments.

We are organized and conduct our operations in a manner which we believe allows us to qualify as a real estate investment trust for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our shares, including an ownership limit of 9.8% in value or number (whichever is more restrictive) of our common shares. See “Description of Common Shares” in the accompanying prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “PLD.” The last reported sale price of our common shares on the New York Stock Exchange on October 26, 2010 was $12.63 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-12 in this prospectus supplement, on page 1 of the accompanying prospectus and on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

	Per Share	Total

Public offering price	$12.30	$984,000,000
Underwriting discount	$0.4797	$38,376,000
Proceeds, before expenses, to ProLogis	$11.8203	$945,624,000

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on November 1, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Goldman, Sachs & Co.	J.P. Morgan

Senior Co-Managers

Citi	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

Credit Agricole CIB	ING	Scotia Capital	SMBC Nikko

The date of this prospectus supplement is October 26, 2010.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our web site does not constitute part of this prospectus supplement or the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

References to “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to ProLogis and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus supplement contains the terms of this offering. A description of our common shares is incorporated by reference in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference herein, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference herein, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference herein, will apply and will supersede that information in the accompanying prospectus. References to the “prospectus” are to the prospectus supplement, together with the accompanying prospectus, and the information incorporated by reference into each.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the common shares. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

ProLogis

Overview

We are a leading global provider of industrial distribution facilities. We are a Maryland real estate investment trust and have elected to be taxed as a REIT under the Internal Revenue Code. Our world headquarters is located at 4545 Airport Way Denver, Colorado 80239 and our phone number is (303) 567-5000. Our European headquarters is located in the Grand Duchy of Luxembourg with our European customer service headquarters located in Amsterdam, the Netherlands. Our primary office in Asia is located in Tokyo, Japan.

We were formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, our business strategy evolved to include the development of property for contribution to property funds in which we maintain an ownership interest and the management of those property funds and the properties they own. Originally, we sought to differentiate ourselves from our competition by focusing on our corporate customers’ distribution space requirements on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as our customers’ needs expanded to markets outside the United States, so did our portfolio and our management team. Today we are an international real estate company with operations in North America, Europe and Asia. Our business strategy is to integrate international scope and expertise with a strong local presence in our markets, thereby becoming an attractive choice for our targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.

Recent Developments

Preliminary Operating and Financial Data for the Three and Nine Months Ended September 30, 2010 and 2009

The following information for the three and nine months ended September 30, 2010 and 2009 sets forth preliminary operating and financial condition data. Our results of operations for the three and nine months ended September 30, 2010 and 2009 are not necessarily indicative of results that may be expected for the full year or any future period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions, except per share data)
	(unaudited)

Operating Data:
Revenues:
Rental income	$236.1	$220.5	$695.8	$661.3
CDFS disposition proceeds:	—	—	—	180.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions, except per share data)
	(unaudited)

Property management fees and other income	34.0	48.8	94.7	118.8

Total revenues	270.1	269.3	790.5	960.3

Expenses:
Rental expenses	69.1	67.9	201.7	203.3
Investment management expenses	9.8	10.2	30.1	31.6
General and administrative	35.0	38.6	115.9	128.3
Impairment of real estate properties and other assets	2.9	46.3	3.3	130.5
Depreciation and other	98.9	88.5	281.3	262.1

Total expenses	215.7	251.5	632.3	755.8

Operating income	54.4	17.8	158.2	204.5
Other income (expense):
Earnings from unconsolidated investees, net	9.3	10.9	20.5	34.0
Gain (loss) on early extinguishment of debt, net	(1.8)	12.0	(48.4)	173.2
Foreign currency exchange gains, net	6.1	13.4	2.6	34.9
Net gains on dispositions of real estate properties	35.9	13.6	58.7	22.4
Interest, income taxes and other income (expenses), net	(120.3)	(90.1)	(318.7)	(281.1)

Earnings (loss) from continuing operations	$(16.4)	$(22.4)	$(127.1)	$187.9

Total discontinued operations	7.9	17.0	17.5	238.0

Consolidated net earnings (loss)	$(8.5)	$(5.4)	$(109.6)	$425.9

Net earnings (loss) attributable to common shares	$(15.1)	$(11.8)	$(129.3)	$405.8

Net earnings (loss) per share attributable to common shares—Basic	$(0.03)	$(0.03)	$(0.27)	$1.07

Net earnings (loss) per share attributable to common shares—Diluted	$(0.03)	$(0.03)	$(0.27)	$1.06

Weighted average common shares outstanding:
Basic	477.0	452.7	476.3	379.4
Diluted	477.0	452.7	476.3	382.6
FFO (1):
Reconciliation of net earnings (loss) to FFO, including our share of our unconsolidated investees:
Net earnings (loss) attributable to common shares	$(15.1)	$(11.8)	$(129.3)	$405.8
Add (deduct) NAREIT defined adjustments:
Real estate related depreciation and amortization	123.9	110.6	359.2	326.4
Gains on dispositions of non-development/ non-CDFS properties	(0.6)	(14.4)	(9.7)	(201.4)

Subtotals—NAREIT defined FFO	$108.2	$84.4	$220.2	$530.8

Add (deduct) our defined adjustments:
Foreign currency exchange gains, net	(6.5)	(13.6)	(0.3)	(57.7)
Deferred income tax expense (benefit)	0.9	(5.4)	(40.8)	(22.3)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions, except per share data)
	(unaudited)

Unrealized losses (gains) on derivative contracts, net	1.5	(0.2)	(0.1)	(6.2)

FFO, including significant non-cash items, as we define it (1)	$104.1	$65.2	$179.0	$444.6

Add (deduct) significant non-cash items:
Impairment of real estate properties and other assets	2.9	46.2	3.3	130.5
Net gain related to disposed assets—China operations	—	—	—	(3.3)
Losses (gains) on early extinguishment of debt	1.8	(12.0)	16.0	(173.2)
Write-off deferred extension fees associated with Global Line	—	—	0.9	—
Our share of certain (gains) losses recognized by the property funds	—	(4.9)	3.6	6.4

FFO, excluding significant non-cash items, as we define it (1)	$108.8	$94.5	$202.8	$405.0

	As of September	As of December
	30, 2010	31, 2009
	(In millions)
	(unaudited)

Financial Position
Real estate owned, excluding land held for development, before depreciation	$12,745.3	$12,603.2
Land held for development	$2,380.9	$2,569.3
Investments in and advances to unconsolidated investees	$2,352.2	$2,151.7
Cash and cash equivalents	$17.8	$34.4
Total assets	$16,769.9	$16,796.9
Total debt	$8,170.0	$7,977.8
Total liabilities	$9,086.8	$8,789.6
Noncontrolling interests	$17.7	$20.0
Total ProLogis shareholders’ equity	$7,665.4	$7,987.3
Number of common shares outstanding	477.0	474.2

(1) FFO, FFO including significant non-cash items, FFO excluding significant non-cash items (collectively referred to as “FFO”)—FFO is a non-U.S. generally accepted accounting principle (“GAAP”) measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings. Although the National Association of Real Estate Investment Trusts (“NAREIT”) has published a definition of FFO, modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We believe net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, we believe our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and our operating performance.

NAREIT’s FFO measure adjusts net earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales of previously depreciated properties. We agree that these two NAREIT adjustments are useful to investors for the following reasons:

(i)	historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on FFO “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.

(ii)	REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate. The exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. We include the gains and losses from dispositions of land, development properties and properties acquired in our CDFS business segment, as well as our proportionate share of the gains and losses from dispositions recognized by the property funds, in our definition of FFO.

Our FFO Measures

At the same time that NAREIT created and defined its FFO measure for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” We believe shareholders, potential investors and financial analysts who review our operating results are best served by a defined FFO measure that includes other adjustments to net earnings computed under GAAP in addition to those included in the NAREIT defined measure of FFO. Our FFO measures are used by management in analyzing our business and the performance of our properties and we believe that it is important that shareholders, potential investors and financial analysts understand the measures management uses.

We use our FFO measures as supplemental financial measures of operating performance. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

FFO, including significant non-cash items

To arrive at FFO, including significant non-cash items, we adjust the NAREIT defined FFO measure to exclude:

(i)	deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

(ii)	current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in GAAP earnings that is excluded from our defined FFO measure;

(iii)	certain foreign currency exchange gains and losses resulting from certain debt transactions between us and our foreign consolidated subsidiaries and our foreign unconsolidated investees;

(iv)	foreign currency exchange gains and losses from the remeasurement (based on current foreign currency exchange rates) of certain third party debt of our foreign consolidated subsidiaries and our foreign unconsolidated investees; and

(v)	mark-to-market adjustments associated with derivative financial instruments utilized to manage foreign currency and interest rate risks.

We calculate FFO, including significant non-cash items for our unconsolidated investees on the same basis as we calculate our FFO, including significant non-cash items.

We use this FFO measure, including by segment and region, to: (i) evaluate our performance and the performance of our properties in comparison to expected results and results of previous periods, relative to resource allocation decisions; (ii) evaluate the performance of our management; (iii) budget and forecast future results to assist in the allocation of resources; (iv) assess our performance as compared to similar real estate companies and the industry in general; and (v) evaluate how a specific potential investment will impact our future results. Because we make decisions with regard to our performance with a long-term outlook, we believe it is appropriate to remove the effects of short-term items that we do not expect to affect the underlying long-term performance of the properties. The long-term performance of our properties is principally driven by rental income. While not infrequent or unusual, these additional items we exclude in calculating FFO, including significant non-cash items, are subject to significant fluctuations from period to period that cause both positive and negative short-term effects on our results of operations, in inconsistent and unpredictable directions that are not relevant to our long-term outlook.

We believe investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy.

FFO, excluding significant non-cash items

When we began to experience the effects of the global economic crises in the fourth quarter of 2008, we decided that FFO, including significant non-cash items, did not provide all of the information we needed to evaluate our business in this environment. As a result, we developed FFO, excluding significant non-cash items to provide additional information that allows us to better evaluate our operating performance in this unprecedented economic time.

To arrive at FFO, excluding significant non-cash items, we adjust FFO, including significant non-cash items, to exclude the following items that we recognized directly or our share recognized by our unconsolidated investees:

Non-recurring items

(i) impairment charges related to the sale of our China operations;

(ii) impairment charges of goodwill; and

(iii)	our share of the losses recognized by ProLogis European Properties on the sale of its investment in ProLogis European Properties Fund II.

Recurring items

(i)	impairment charges of completed development properties that we contributed or expect to contribute to a property fund;

(ii) impairment charges of land or other real estate properties that we sold or expect to sell;

(iii) impairment charges of other non-real estate assets, including equity investments;

(iv)	our share of impairment charges of real estate that is sold or expected to be sold by an unconsolidated investee; and

(v) gains or losses from the early extinguishment of debt.

We believe that these items, both recurring and non-recurring, are driven by factors relating to the fundamental disruption in the global financial and real estate markets, rather than factors specific to the company or the performance of our properties or investments.

The impairment charges of real estate properties that we have recognized were primarily based on valuations of real estate, which had declined due to market conditions, that we no longer expected to hold for long-term investment. In order to generate liquidity, we decided to sell our China operations in the fourth quarter of 2008 at a loss and, therefore, we recognized an impairment charge. Also, to generate liquidity, we have contributed or intend to contribute certain completed properties to property funds and sold or intend to sell certain land parcels or properties to third parties. To the extent these properties are expected to be sold at a loss, we record an impairment charge when the loss is known. The impairment charges related to goodwill and other assets that we have recognized were similarly caused by the decline in the real estate markets.

Certain of our unconsolidated investees have recognized and may continue to recognize similar impairment charges of real estate that they expect to sell, which impacts our equity in earnings of such investees.

In connection with our announced initiatives to reduce debt and extend debt maturities, we have purchased portions of our debt securities. As a result, we recognized net gains or losses on the early extinguishment of certain debt. Certain of our unconsolidated investees have recognized or may recognize similar gains or losses, which impacts our equity in earnings of such investees.

During this turbulent time, we have recognized certain of these recurring charges and gains over several quarters since the fourth quarter of 2008 and we believe it is reasonably likely that we may recognize similar charges and gains in the near future. As we continue to focus on generating liquidity, we believe it is likely that we may recognize additional impairment charges of assets that we or our unconsolidated investees will sell in the near future. We believe that as the economy stabilizes, our liquidity needs change and the remaining capital available to the existing unconsolidated property funds to acquire our completed development properties expires (existing capital commitments expired in August of 2010), the potential for impairment charges on real estate properties will diminish to an immaterial amount. As we continue to monetize our land bank through development or dispositions, we may dispose of this land at a gain or loss. We may also dispose of other non-strategic assets at a gain or loss. However, we do not expect that we will adjust our FFO measure for these gains or losses after 2010.

We analyze our operating performance primarily by the rental income of our real estate, net of operating, administrative and financing expenses, which is not directly impacted by short-term fluctuations in the market value of our real estate or debt securities. As a result, although these significant non-cash items have had a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long-term.

As described above, we began using FFO, excluding significant non-cash items, including by segment and region, to: (i) evaluate our performance and the performance of our properties in comparison to expected results and results of previous periods, relative to resource allocation decisions; (ii) evaluate the performance of our management; (iii) budget and forecast future results to assist in the allocation of resources; (iv) assess our performance as compared to similar real estate companies and the industry in general; and (v) evaluate how a specific potential investment will impact our future results. Because we make decisions with regard to our performance with a long-term outlook, we believe it is appropriate to remove the effects of short-term items that we do not expect to affect the underlying long-term performance of the properties we own. As noted above, we believe the long-term performance of our properties is principally driven by rental income. We believe investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy.

As the impact of these recurring items dissipates, we expect that the usefulness of FFO, excluding significant non-cash items will similarly dissipate and we will go back to using only FFO, including significant non-cash items.

Limitations on Use of our FFO Measures

While we believe our defined FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly they are two of many measures we use when analyzing our business. Some of these limitations are:

•	The current income tax expenses that are excluded from our defined FFO measures represent the taxes that are payable.

•	Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Further, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of industrial properties are not reflected in FFO.

•	Gains or losses from property dispositions represent changes in the value of the disposed properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

•	The deferred income tax benefits and expenses that are excluded from our defined FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our defined FFO measures do not currently reflect any income or expense that may result from such settlement.

•	The foreign currency exchange gains and losses that are excluded from our defined FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

•	The non-cash impairment charges that we exclude from our FFO, excluding significant non-cash items, have been or may be realized as a loss in the future upon the ultimate disposition of the related real estate properties or other assets through the form of lower cash proceeds.

•	The gains on extinguishment of debt that we exclude from our FFO, excluding significant non-cash items, provides a benefit to us as we are settling our debt at less than our future obligation.

We compensate for these limitations by using our FFO measures only in conjunction with net earnings computed under GAAP when making our decisions. To assist investors in compensating for these limitations, we reconcile our defined FFO measures to our net earnings computed under GAAP. This information should be read with our complete financial statements prepared under GAAP and the rest of the disclosures we file with the United States Securities and Exchange Commission (the “SEC”) to fully understand our FFO measures and the limitations on its use.

Year-to-date and Planned Disposition and Development Activity

Through the end of the third quarter, we had completed over $595 million of property dispositions and contributions to property funds. In addition, we recently entered into a definitive agreement to sell a North American industrial portfolio, our minority interest in a hotel property and our interests in three property funds for a total purchase price of $1.02 billion. We expect to receive approximately $830 million in net proceeds from this sale, which will be used principally for the repayment of debt and to fund development activity. Total gross proceeds from these transactions, year-to-date dispositions and anticipated fourth quarter sales are expected to be approximately $1.65 to $1.7 billion. In addition, we are actively engaged in the disposition of certain retail, mixed-use and ground lease assets. We expect the disposition of all or a portion of these assets to be consummated in early 2011 and to generate between $350 and $550 million in proceeds and result in an impairment charge in the quarter ending December 31, 2010 of approximately $120 million. No assurance can be given as to whether the disposition of these assets will be completed, as well as to the terms or timing upon which they will be completed.

In the first three quarters of 2010, we began more than $500 million of new development. Since October 1, 2010, we have signed three new build-to-suit agreements totaling $62 million of total expected investment.

Distribution Rate

In recognition of our anticipated taxable income for 2010 and considering the impact of issuing additional shares in this offering, our board of trustees has reduced the fourth quarter distribution to $0.1125 per share, and we expect that our board of trustees will maintain this level of distributions per quarter throughout 2011. The actual distributions payable will be determined by our board of trustees based upon the circumstances prevailing at the time of authorization and the actual distribution payable may vary from such expected amount.

Strategic Initiatives

One of our strategic objectives is to monetize our land holdings through development or sale. As a result, we had previously identified certain land parcels that we expected to sell and, due to declining values as a result of market conditions, we recognized impairment charges on certain land parcels in the amount of $137.0 million and $194.1 million in the years ended December 31, 2009 and 2008, respectively.

We recently made the decision to more aggressively pursue the monetization of our land through sale over the next one to three years. We are in the process of reviewing each of our land parcels to determine which parcels are most probable of being developed and which parcels we will seek to sell. We have not completed or finalized our strategic decisions regarding the development or sale of our land parcels and, therefore, we cannot currently estimate the amount of land that will ultimately be offered for sale or the amount of any related impairment charges that will result therefrom. We expect to complete our review during the fourth quarter of 2010, and that any resulting impairment charges, based on current market conditions, will be recorded during such period. We believe that any impairment charges resulting from our strategic decision to more aggressively pursue the monetization of our land through sale could be material.

Another strategic objective is to reduce the amount, and to smooth out the maturity schedules, of our outstanding public debt. We are planning to commence tender offers to repurchase between $1 billion and $2 billion of our senior notes and/or convertible senior notes. We would fund any repurchases with a portion of the proceeds from this offering, together with amounts reborrowed under our global line of credit.

Two other strategic objectives are to evaluate the effectiveness of our various derivative positions in light of the current and anticipated interest rate environment, which may result in the recording of one-time charges or adjustments, and to focus on creating incremental cost savings from structure and platform efficiencies.

We can give no assurance regarding the outcome of any of these initiatives, including whether, when or on what terms we will complete any or all of such initiatives.

Recently Enacted United States Tax Legislation

Recently enacted United States legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as our common shares, less certain deductions. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted net income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). Prospective investors should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

Additionally, recently enacted legislation generally imposes a withholding tax of 30 percent on dividend income on our common stock and the gross proceeds of a disposition of our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). The legislation also generally imposes a withholding tax of 30 percent on dividend income on our common stock and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity. Under certain circumstances, such persons might be eligible for refunds or credits of such taxes. These rules would apply to payments made after December 31, 2012. The scope and application of this legislation are unclear because regulations interpreting the legislation have not yet been promulgated. Non-U.S. investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation with regard to an investment in respect of our common stock.

The Offering

Issuer	ProLogis, a Maryland real estate investment trust

Common Shares Offered by Us	80,000,000 shares (or 92,000,000 shares if the underwriters’ overallotment option is exercised in full)

Common Shares to be Outstanding after this Offering	557,009,000 shares(1) (or 569,009,000 shares if the underwriters’ overallotment option is exercised in full)

Use of Proceeds	We will use the net proceeds from the sale of the common shares to repay borrowings under our global line of credit. We expect to apply any remaining net proceeds, together with amounts reborrowed under our global line of credit, for the repayment or repurchase of outstanding indebtedness (including the repayment of the approximately $190 million outstanding principal amount of our 5.250% Notes due November 15, 2010 and which may include the cash purchase, through tender or otherwise, of certain of our senior notes and/or convertible senior notes) and for general corporate purposes. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and certain affiliates of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited are lenders under the global line of credit and therefore will receive proceeds from the offering to the extent that proceeds are used to repay borrowings under our global line of credit. See “Underwriting.”

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to repay borrowings under our global line of credit. Because Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and certain affiliates of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited are lenders under various facilities of our global line of credit, it is possible that more than 10% of the proceeds of this offering (not including underwriting discounts and commissions) may be received by the underwriters or their affiliates. Nonetheless, in accordance with the Financial Industry Authority Rule 5110(h), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust.

Restriction on Ownership	In order to assist us in maintaining our qualification as a real estate investment trust for federal income tax purposes, ownership,

actually or constructively, by any person of more than 9.8% in value or number (whichever is more restrictive) of common shares is restricted by our charter. See “Description of Common Shares” in the accompanying prospectus.

Listing	Our common shares are listed on the New York Stock Exchange under the symbol “PLD”.

Risk Factors	An investment in our common shares involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-12 of this prospectus supplement, on page 1 of the accompanying prospectus and on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

(1)	Based on the number of shares outstanding at September 30, 2010. Excludes (i) 12 million shares that may be sold by us if the underwriters exercise their overallotment option in full, (ii) approximately 26.1 million common shares reserved and available for future issuance as of September 30, 2010 under our share option, incentive and compensation plans, of which approximately 3.6 million common shares were subject to outstanding options with a weighted average exercise price of $27.39 per share and approximately 5.8 million shares were subject to other outstanding awards under those plans, (iii) approximately 0.8 million common shares issuable upon exchange of units of limited partnership interest in certain of our limited partnerships as of September 30, 2010 and (iv) approximately 45.1 million common shares issuable upon conversion of outstanding convertible notes at September 30, 2010.

RISK FACTORS

An investment in our common shares involves various material risks. You should carefully consider the risk factors set forth below and the risks set forth under the caption “Risk Factors” on page 1 of the accompanying prospectus and on page 13 of our most recent annual report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

Our shareholders will experience dilution as a result of this offering and they may experience dilution if we issue additional common shares.

Based on the issuance of common shares in this offering, the receipt of the expected net offering proceeds and the use of those proceeds, we expect this offering to have a dilutive effect of approximately $0.02 per share and no dilution per share on our expected funds from operations, excluding significant non-cash items, per share and earnings per share, respectively, for full-year 2010, as announced on October 25, 2010.

Any additional future issuances of common shares will reduce the percentage of our common shares owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances shareholders will not be entitled to vote on whether or not we issue additional common shares. In addition, depending on the terms and pricing of an additional offering of our common shares and the value of our properties, our shareholders may experience dilution in both the book value and fair value of their shares.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and other written reports and oral statements made from time to time by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include:

(1)	statements regarding our possible or assumed future results of operations, including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission (“SEC”) by us;

(2)	any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

(3)	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

Among the factors that could cause actual results to differ materially are: national, international, regional and local economic climates, changes in financial markets, interest rates and foreign currency exchange rates, increased or unanticipated competition for our properties, risks associated with acquisitions, maintenance of REIT status, availability of financing and capital, changes in demand for developed properties, and other risks detailed from time to time in the reports filed with the SEC by us. For a discussion of some of these factors, see “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $945.1 million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $38.9 million (or approximately $1.1 billion if the underwriters exercise their overallotment option in full). We will use the net proceeds from this offering of the common shares to repay borrowings under our global line of credit. We expect to apply any remaining net proceeds, together with amounts reborrowed under our global line of credit, for the repayment or repurchase of outstanding indebtedness (including the repayment of the approximately $190 million outstanding principal amount of our 5.250% Notes due November 15, 2010 and which may include the cash purchase, through tender or otherwise, of certain of our senior notes and/or convertible senior notes) and for general corporate purposes.

As of September 30, 2010, we had approximately $445.3 million outstanding and the ability to borrow an additional approximately $1.8 billion under our global line of credit. Amounts repaid under the global line of credit may be reborrowed and we expect to make additional borrowings under our global line of credit following this offering for the development of industrial distribution properties, for the repayment or repurchase of outstanding indebtedness, which may include the cash purchase, through tender or otherwise, of certain of our senior notes and/or convertible senior notes, and for general corporate purposes. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and certain affiliates of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited are lenders under the global line of credit and therefore will receive proceeds from the offering to the extent that proceeds are used to repay borrowings under our global line of credit. Based on our public debt ratings and a pricing grid, interest on the borrowings under the global line of credit accrues at a variable rate based upon the interbank offered rate in each respective jurisdiction in which the borrowings are outstanding and we pay utilization fees that are calculated on the outstanding balance. The interest and utilization fees result in a weighted average borrowing rate of 2.55% per annum at September 30, 2010 using local currency rates. The global line of credit is scheduled to mature on August 21, 2012.

PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

Our common shares are listed on the New York Stock Exchange under the symbol “PLD”. The following table sets forth the high and low sale prices, as reported in the New York Stock Exchange Composite Tape, and distributions per common share, for the periods indicated.

			Per
			Common
	High Sale	Low Sale	Share Cash
	Price	Price	Distribution

2008:
First Quarter	$64.00	$51.04	$0.5175
Second Quarter	66.51	53.42	0.5175
Third Quarter	54.89	34.61	0.5175
Fourth Quarter	39.85	2.20	0.5175
2009:
First Quarter	$16.68	$4.87	$0.25
Second Quarter	9.77	6.10	0.15
Third Quarter	13.30	6.54	0.15
Fourth Quarter	15.04	10.76	0.15
2010:
First Quarter	$14.71	$11.32	$0.15
Second Quarter	14.67	9.61	0.15
Third Quarter	12.22	9.15	0.15
Fourth Quarter (through October 26, 2010)	13.34	11.66	—

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010, on an actual basis and on an as adjusted basis, to give effect to:

•	the offering and sale of 80,000,000 of our common shares in this offering (assuming no exercise of the underwriters’ overallotment option) at a public offering price per share of $12.30, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us; and

•	the application of a portion of the net proceeds from the offering to repay our borrowings under our global line of credit as described in “Use of Proceeds.”

The amount of proceeds we ultimately receive from this offering of common shares is dependent upon numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual amounts shown in the “Adjustments” and the “As Adjusted” columns may differ materially from those shown below.

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
	Actual	Adjustments	As adjusted
	(In thousands, except per share amounts)

Cash and cash equivalents	$17,799	$499,812	$517,611

Debt:
Global line of credit	$445,312	$(445,312)	$—
Senior notes	4,654,345	—	4,654,345
Convertible senior notes	1,799,275	—	1,799,275
Secured mortgage debt and assessment bonds	1,271,100	—	1,271,100

Total debt	8,170,032	(445,312)	7,724,720
Equity:
ProLogis shareholders’ equity:
Series C preferred shares at stated liquidation preference of $50.00 per share	100,000	—	100,000
Series F preferred shares at stated liquidation preference of $25.00 per share	125,000	—	125,000
Series G preferred shares at stated liquidation preference of $25.00 per share	125,000	—	125,000
Common shares at $.01 par value per share	4,770	800	5,570
Additional paid-in capital	8,573,066	944,324	9,517,390
Accumulated other comprehensive income	17,392	—	17,392
Distributions in excess of net earnings	(1,279,837)	—	(1,279,837)

Total ProLogis shareholders’ equity	7,665,391	945,124	8,610,515
Noncontrolling interests	17,691	—	17,691

Total equity	7,683,082	945,124	8,628,206

Total Capitalization	$15,853,114	$499,812	$16,352,926

UNDERWRITING

We are offering our common shares described in this prospectus supplement through the underwriters listed in the table below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters. We have entered into a purchase agreement with the underwriters. Subject to the terms and conditions of the purchase agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of our common shares listed next to its name in the following table:

Number
Underwriter	of Shares
Merrill Lynch, Pierce, Fenner and Smith
Incorporated	20,000,000
Morgan Stanley & Co. Incorporated	14,400,000
Goldman, Sachs & Co.	14,400,000
J.P. Morgan Securities LLC	14,400,000
Citigroup Global Markets Inc.	4,000,000
Deutsche Bank Securities Inc.	4,000,000
Wells Fargo Securities, LLC	4,000,000
Credit Agricole Securities (USA) Inc.	1,200,000
ING Financial Markets LLC	1,200,000
Scotia Capital (USA) Inc.	1,200,000
SMBC Nikko Capital Markets Limited	1,200,000

Total	80,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below. The purchase agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.287 per share. After the initial public offering of the shares offered by this prospectus supplement, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 12,000,000 additional common shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting fee is $0.4797 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ overallotment option.

		Without	With Full
		Overallotment	Overallotment
	Per Share	Exercise	Exercise

Public offering price	$12.30	$984,000,000	$1,131,600,000
Underwriting discount	$0.4797	$38,376,000	$44,132,400
Proceeds, before expenses, to ProLogis	$11.8203	$945,624,000	$1,087,467,600

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Subject to certain exceptions, we, our trustees and certain of our executive officers have agreed that, for a period of 30 days from the date of this prospectus supplement and subject to certain exceptions, we and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ProLogis common shares or any securities convertible into or exercisable or exchangeable for ProLogis common shares,

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ProLogis common shares, or

•	in the case of ProLogis, file with the SEC a registration statement under the Securities Act of 1933 relating to any additional shares of ProLogis common shares or securities convertible into, or exchangeable for, any ProLogis common shares, whether any such transaction described in the first two bullets above is to be settled by delivery of ProLogis common shares or such other securities, in cash or otherwise. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) persons in the United Kingdom who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). This prospectus supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, Relevant Persons, and persons within the United Kingdom other than Relevant Persons who receive this communication should not rely or act upon this communication.

In relation to each Member State of the European Economic Area which has implemented the EU Prospectus Directive, as defined below (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that

Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the common shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking (including acting as lenders and agents under our global line of credit) and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their business, the underwriters and their affiliates may actively trade or hold our securities or loans for their own accounts or for the accounts of customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, from time to time, as a result of market making activities, the underwriters may own our common shares or other equity or debt securities issued by us or our affiliates.

Specifically, in connection with our global line of credit, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender and also acts as global administrative agent, collateral agent and funding agent, and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as one of the joint lead arrangers and joint book runners in connection with the syndication of the global line of credit. Additionally certain affiliates of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited are lenders under our global line of credit.

In addition, Citigroup Global Markets Inc. and its affiliates own a 63% equity interest in and are lenders to North American Industrial Fund II, a joint venture property fund sponsored by us.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are also lenders to certain of our unconsolidated property funds.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Securities, Inc. (“SMBC-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC-SI have entered into an agreement pursuant to which SMBC-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC-SI, SMBC Nikko Capital Markets Limited will pay to SMBC-SI a mutually agreed-fee.

Conflicts of Interest

As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to repay borrowings under our global line of credit. Because Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and certain affiliates of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited are lenders under various facilities of our global line of credit, it is possible that more than 10% of the proceeds of this offering (not including underwriting discounts and commissions) may be received by the underwriters or their affiliates. Nonetheless, in accordance with the Financial Industry Authority Rule 5110(h), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust.

LEGAL MATTERS

The validity of the common shares will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

DEBT SECURITIES
PREFERRED SHARES
COMMON SHARES

We may offer and sell from time to time debt securities, common shares of beneficial interest, preferred shares of beneficial interest and rights to purchase common shares of beneficial interest covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, in one or more offerings, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Our outstanding common shares, Series F cumulative redeemable preferred shares of beneficial interest and Series G cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols “PLD,” “PLD-PRF” and “PLD-PRG,” respectively. This prospectus provides you with a general description of the securities we may offer.

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 1 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 27, 2009.

i

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (which we refer to in this prospectus as the SEC) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities, as described in this prospectus, from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we sell securities, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by or on behalf of us together with additional information described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (which we refer to herein as the Exchange Act) and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. This material can also be obtained from the SEC’s worldwide web site at http://www.sec.gov., and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our web site, www.prologis.com. Information available on or through our web site is not intended to constitute part of the prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (which we refer to herein as the Securities Act) with respect to our securities being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

(a)	Our annual report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

(b)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed on May 7, 2009 and August 4, 2009, respectively;

(c)	Our periodic reports on Form 8-K filed January 7, 2009, January 13, 2009, February 9, 2009 and February 13, 2009, April 7, 2009 (filed with respect to Item 8.01 and Item 9.01), April 14, 2009, June 2, 2009, August 14, 2009, August 26, 2009, September 16, 2009 and October 2, 2009;

(d)	The description of our common shares contained or incorporated by reference in our registration statement on Form 8-A filed February 23, 1994;

(e)	The description of Series F cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed November 26, 2003; and

(f)	The description of Series G cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed December 24, 2003.

The SEC has assigned file number 1-12846 to the reports and other information that ProLogis files with the SEC.

All documents subsequently filed (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed) by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning us at the following address or telephone number.

Investor Relations Department
ProLogis
4545 Airport Way
Denver, Colorado 80239
(800) 820-0181
http://ir.prologis.com

FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include:

(1)	statements, including our possible or assumed future results of operations including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the SEC by us, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition;

(2)	any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

(3)	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

Among the factors that could cause actual results to differ materially are: national, international, regional and local economic climates, changes in financial markets, interest rates and foreign currency exchange rates, increased or unanticipated competition for our properties, risks associated with acquisitions, maintenance of real estate investment trust status, availability of financing and capital, changes in demand for developed properties, and other risks detailed from time to time in the reports filed with the SEC by us.

Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

PROLOGIS

We are a leading global provider of industrial distribution facilities. We are a Maryland real estate investment trust and have elected to be taxed as a REIT under the Internal Revenue Code. Our world headquarters is located at 4545 Airport Way Denver, Colorado 80239 and our phone number is (303) 567-5000. Our European headquarters is located in the Grand Duchy of Luxembourg with our European customer service headquarters located in Amsterdam, the Netherlands. Our primary office in Asia is located in Tokyo, Japan.

We were formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, our business strategy evolved to include the development of property for contribution to property funds in which we maintain an ownership interest and the management of those property funds and the properties they own. Originally, we sought to differentiate ourselves from our competition by focusing on our corporate customers’ distribution space requirements on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as our customers’ needs expanded to markets outside the United States, so did our portfolio and our management team. Today we are an international real estate company with operations in North America, Europe and Asia. Our business strategy is to integrate international scope and expertise with a strong local presence in our markets, thereby becoming an attractive choice for our targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

RATIOS

For purposes of computing these ratios: (i) “earnings” consist of earnings from continuing operations, excluding income taxes, minority interest share in earnings and fixed charges, other than capitalized interest, and (ii) “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts.

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2009	2008(a)	2008(a)(b)	2007(a)	2006	2005	2004

1.8x	2.3x	0.4x	2.8x	2.7x	2.1x	2.2x

(a)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-20, for interest expense related to our convertible debt.

(b)	The loss from continuing operations for 2008 includes impairment charges of $901.8 million. Due to these impairment charges, our fixed charges exceed our earnings as adjusted by $339.3 million.

The following table shows our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2009	2008(a)	2008(a)(b)	2007(a)	2006	2005	2004

1.7x	2.2x	0.4x	2.6x	2.5x	1.9x	1.9x

(a)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-20, for interest expense related to our convertible debt.

(b)	The loss from continuing operations for 2008 includes impairment charges of $901.8 million. Due to these impairment charges, our combined fixed charges and preferred share dividends exceed our earnings as adjusted by $364.7 million.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of properties as suitable opportunities arise, for the repayment of any outstanding indebtedness, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under an Indenture, dated as of March 1, 1995, (the “Original Indenture”) between us and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Indenture has been supplemented by a First Supplemental Indenture dated February 9, 2005, a Second Supplemental Indenture dated November 2, 2005, a Third Supplemental Indenture dated November 2, 2005, a Fourth Supplemental Indenture dated March 26, 2007, a Fifth Supplemental Indenture dated November 8, 2007, a Sixth Supplemental Indenture dated May 7, 2008, a Seventh Supplemental Indenture dated May 7, 2008, an Eighth Supplemental Indenture dated August 14, 2009 and a Ninth Supplemental Indenture dated October 1, 2009. We collectively refer to the Original Indenture as amended and supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture and Ninth Supplemental Indenture as the “Indenture.” The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 100 Wall Street, Suite 1600, New York, New York 10005 or as described above under “Where You Can Find More Information.” The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to the Indenture and the debt securities to be issued pursuant to the Indenture are summaries of some of the provisions of the Indenture and do not purport to be complete. The statements are subject to and are qualified in their entirety by reference to all the provisions of the Indenture and the debt securities. As used in this section, “Description of Debt Securities,” the terms “we,” “our,” and “us” refer to ProLogis and not to any of its subsidiaries.

General

The debt securities will be our direct, unsubordinated obligations and will rank equally with all of our other unsubordinated indebtedness outstanding from time to time, unless otherwise stated in the prospectus supplement relating to the series of debt securities being offered. Additionally, unless otherwise stated in the prospectus supplement relating to the debt securities being offered, the debt securities will be included as “Designated Senior Debt” and the holders of the debt securities will be included as “Credit Parties” that receive the benefit of the Security Agency Agreement described below under “— Security and Sharing Agreements.” The Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series. Each series may be as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series without the consent of the holders of the debt securities of that series.

Please refer to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

(1)	the title of the series of debt securities;

(2)	the aggregate principal amount of the series of debt securities and any limit on the principal amount;

(3)	the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities, or the method by which any portion will be determined;

(4)	the date or dates, or the method by which the date or dates will be determined, on which the principal of the debt securities of the series will be payable and the amount of principal payable on the debt securities;

(5)	the rate or rates at which the debt securities will bear interest, if any — which may be fixed or variable — or the method by which the rate or rates will be determined;

(6)	the date or dates, or the method by which the date or dates will be determined, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the dates will be determined, the person to whom, and the manner in which, the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year comprised of twelve 30-day months;

(7)	the place or places where the principal of — and premium or make-whole amounts, if any — and interest and additional amounts, if any, on the debt securities of the series will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the Indenture may be served;

(8)	the period or periods within which, the price or prices, including the premium or make-whole amounts, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of the series may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9)	our obligation, if any, to redeem, repay or purchase the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which the debt securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

(10)	if other than United States dollars, the currency or currencies in which the debt securities of the series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating to the currency;

(11)	whether the amount of payments of principal — and premium or make-whole amounts, if any — or interest, if any, on the debt securities of the series may be determined with reference to an index, formula or other method, and the manner in which those amounts will be determined; the index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies;

(12)	whether the principal — and premium or make-whole amounts, if any — or interest or additional amounts, if any, on the debt securities of the series are to be payable, at our election or at the election of a holder of debt securities, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable;

(13)	any deletions from, modifications of or additions to the terms of the series of debt securities with respect to the events of default or covenants set forth in the Indenture;

(14)	whether the debt securities of the series will be issued in certificated or book-entry form;

(15)	whether the debt securities of the series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the debt securities and, if in bearer form, the denominations of the debt securities if other than $5,000 and the terms and conditions relating to the debt securities;

(16)	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to the series of debt securities and any additions to or substitutions of the provisions;

(17)	if the debt securities of the series are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

(18)	whether and under what circumstances we will pay additional amounts as contemplated in the Indenture on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

(19)	any other terms of the series of debt securities not inconsistent with the provisions of the Indenture.

We may issue original issue discount securities. “Original issue discount securities” refer to debt securities which may provide that less than the entire principal amount of the debt securities will be paid if their maturity is accelerated, or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special U.S. federal income tax, accounting and other considerations apply to original issue discount securities and will be described in the applicable prospectus supplement.

Under the Indenture, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, we will have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the series without the consent of the holders.

Except as set forth below under “— Covenants — Limitations on incurrence of debt,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, our Declaration of Trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with exceptions. See “Description of Common Shares — Restriction on size of holdings.” Additionally, the articles supplementary relating to the Series C preferred shares, Series F preferred shares and Series G preferred shares restrict beneficial ownership of such shares by a person, or persons acting as a group, to 25% of the Series C preferred shares, Series F preferred shares and Series G preferred shares, respectively, with limited exceptions. Similarly, the articles supplementary for each other series of preferred shares will contain specific provisions restricting the ownership and transfer of the preferred shares. See “Description of Preferred Shares — Restrictions on ownership.” These restrictions are designed to preserve our status as a real estate investment trust under the Internal Revenue Code and may act to prevent or hinder a change of control. Refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

Principal and interest

Unless otherwise specified in the applicable prospectus supplement, the principal of — and premium or make-whole amounts, if any — and interest on any series of debt securities will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.

If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday, Sunday or holiday, on which banks in Boston, Massachusetts or New York, New York are not authorized or required by law or executive order to close. Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which will be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

Security and sharing arrangements

Pursuant to various pledge agreements, we and certain of our subsidiaries have pledged specified intercompany indebtedness to Bank of America, N.A., as collateral agent, for the benefit of the “Credit Parties” under and as defined in the Security Agency Agreement. We refer to the Amended and Restated Security Agency Agreement dated as of October 6, 2005 among us, the collateral agent, Bank of America, N.A., as global administrative agent under our Global Senior Credit Agreement (the “Global Credit Agreement”), and various other creditors of ours, as amended by Amendment and Supplement No. 1 dated as of August 21, 2009, as the “Security Agency Agreement.” The Credit Parties under the Security Agency Agreement are the holders of our senior debt, including debt arising under certain guarantees, that we have designated as “Designated Senior Debt”, including (i) all obligations arising under the Global Credit Agreement among us, various of our affiliates and various lenders and agents, (ii) certain of our hedging obligations, (iii) certain other senior debt specified in the Security Agency Agreement and (iv) any other senior debt designated from time to time by us as “Designated Senior Debt” in accordance with the Security Agency Agreement. Unless otherwise stated in the applicable prospectus supplement relating to any series of debt securities, and subject to the revocation provisions described below, all debt securities issued under the Indenture are included within the definition of “Designated Senior Debt” and the holders of such debt securities will be “Credit Parties” under the Security Agency Agreement and will be entitled to a pro rata share of the proceeds of the collateral granted under the various pledge agreements.

The Security Agency Agreement also provides that, upon the occurrence of a triggering event (which includes bankruptcy or insolvency events of us or any other borrower under the Global Credit Agreement, the acceleration of indebtedness under the Global Credit Agreement or any other indebtedness in excess of $50 million, and similar events), the Credit Parties will, subject to certain exceptions and limitations (including, in the case of the holders of the debt securities, the requirements set forth in the following paragraph), share payments and other recoveries received from us and our subsidiaries to be applied to Designated Senior Debt in a manner such that all Credit Parties receive payment of substantially the same percentage of their respective credit obligations. The sharing arrangements are intended to eliminate or mitigate structural subordination issues that otherwise might entitle some Credit Parties (such as Credit Parties that lend directly to a subsidiary of us or that have the benefit of guarantees from one or more of our subsidiaries) to recover a higher percentage of their Designated Senior Debt than other Credit Parties that do not have the benefit of such arrangements.

The trustee (or another representative of the holders of the debt securities issued under the Indenture) must take certain actions in order for the holders of the debt securities to participate in the sharing arrangements described in the preceding paragraph. If a triggering event occurs under the Security Agency Agreement, then the collateral agent is required to give notice of such event to the trustee (or such other representative) within 45 days. As promptly as practicable, but in any event within 90 days after receiving any notice from the collateral agent with respect to the occurrence of a triggering event, the trustee will (x) forward such notice to holders of the debt securities, (y) execute and deliver, on behalf of the holders, an acknowledgment entitling the holders to participate in the sharing arrangements described in the preceding paragraph and (z) take such further actions as a majority of the holders (voting as a single class) may request with respect thereto and with respect to any rights such holders or the trustee may have under the Security Agency Agreement; provided that, in the case of this clause (z), such holders shall have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Upon delivery of such acknowledgement by the trustee, the holders of the debt securities will be entitled to participate in the sharing arrangements described above. Not later than 120 days after its receipt of such notice, the trustee (or such other representative) must deliver to the collateral agent an acknowledgement pursuant to which it would agree (i) to be subject to the obligations applicable to all Credit Parties under the Security Agency Agreement (including obligations to indemnify the collateral agent) and (ii) to turn over to the collateral agent, for sharing in accordance with the Security Agency Agreement, any payment received directly from us or any of our affiliates that should have been paid to the collateral agent as provided in the Security Agency Agreement. The trustee (or such other representative) likely would require reasonable indemnity or security against the costs, expenses and liabilities that it might incur in connection with its becoming a party to, and acting on behalf of the holders of the debt securities in connection with, the Security Agency Agreement.

We and other parties have the right to take actions under various provisions of the Security Agency Agreement that could affect the rights of the holders of the debt securities with respect to, or the value of, the security and sharing arrangements described above, including the following:

(1)	We may designate other senior debt of ProLogis as “Designated Senior Debt”, thereby increasing the amount of debt that has the benefit of the security and sharing arrangements.

(2)	We may revoke our designation of all or one or more series of the debt securities as Designated Senior Debt effective not less than 90 days after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or Form 10-K filed with the SEC. If we revoked our designation of any debt securities issued under the indenture governing such debt securities as Designated Senior Debt, the holders of such debt securities would cease to be Credit Parties under the Security Agency Agreement and would no longer be entitled to any benefit from the security and sharing arrangements contemplated by the Security Agency Agreement and the related pledge agreements.

(3)	Notwithstanding the foregoing clause (2), we may agree that we will not, at any time prior to a specified date, revoke the Designated Senior Debt status from all or one or more series of debt securities issued under the indenture governing such debt securities (or certain other senior debt) until a particular future date.

(4)	Subject to certain limitations, we may specify which Credit Parties are entitled to vote on issues arising under the Security Agency Agreement (and all holders of debt securities are non-voting Credit Parties).

(5)	A majority of the voting Credit Parties under the Security Agency Agreement may instruct the collateral agent to release some or all of the collateral held pursuant to the Security Agency Agreement.

(6)	The collateral agent or a majority of the voting Credit Parties may, under certain circumstances, defer payments to Credit Parties pursuant to the sharing arrangements either (a) generally for various reasons or (b) specifically with respect to certain holders of Designated Senior Debt (which could include the holders of the debt securities) if the majority voting Credit Parties determine that such holders might receive more than their pro rata share of payments and other recoveries pursuant to the Security Agency Agreement.

(7)	We may grant additional collateral (“Specified Collateral”) to the holders of some, but not all, of the Designated Senior Debt (“Specified DS Debt”) and exclude the proceeds of such collateral from the sharing arrangements with other holders of Designated Senior Debt; provided that no property that is pledged pursuant to the pledge agreements described above may become Specified Collateral. No proceeds from Specified Collateral received by any holder of Specified

DS Debt would be deducted or otherwise taken into consideration when calculating the amount of proceeds to be allocated among all Credit Parties pursuant to the sharing arrangements under the Security Agency Agreement. Accordingly, the holders of any Specified DS Debt would receive a higher percentage (but not more than 100%) recovery on their Designated Senior Debt than other Credit Parties.

(8)	The collateral agent, a majority of the voting Credit Parties and we may amend the Security Agency Agreement without notice to or consent of the holders of the debt securities, even if such amendment were adverse to the interests of the holders of the debt securities.

The Security Agency Agreement provides that whenever the majority voting Credit Parties have the right to make decisions under the Security Agency Agreement, including decisions with respect to pledged collateral or how and when recoveries are shared, such decisions will be made in their sole and complete discretion. The Security Agency Agreement states that the voting Credit Parties have no obligation or duty (including implied obligations of reasonableness, good faith or fair dealing) to, and have no obligation or duty to take into consideration the interests of, the holders of the debt securities when taking any action or making any determination contemplated by the Security Agency Agreement. By accepting the benefits of the Security Agency Agreement, each holder of debt securities expressly waives and disclaims any claim or cause of action based upon any vote, decision or determination (including the giving or withholding of consent) made by the majority voting Credit Parties in accordance with the terms of the Security Agency Agreement. Bank of America, N.A., which is the collateral agent under the Security Agency Agreement and under the various pledge agreements, is also a voting Credit Party under the Security Agency Agreement and its interests in such capacity may conflict with the interests of the holders of the debt securities.

Notwithstanding any benefit to which a holder of notes may become entitled pursuant to the security and sharing arrangements referred to above, the notes will be effectively subordinated to (1) our indebtedness that is secured by collateral other than the intercompany loans referred to above, to the extent of the value of such collateral, and (2) liabilities of our subsidiaries that are not subject to, or are owing to creditors not parties to, the sharing arrangements.

Investors in Designated Senior Debt should refer to the Security Agency Agreement for further information regarding the collateral subject thereto, the sharing arrangements set forth therein and the restrictions and limitations on the rights of the holders of the debt securities thereunder. By purchasing a debt security that falls within the definition of Designated Senior Debt, each investor will be deemed to acknowledge that its rights to share in the benefits of such collateral and participate in such sharing arrangements are limited as described above and as more fully set forth in the Security Agency Agreement.

Merger, consolidation or sale

We may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of our assets to another entity, provided that the following three conditions are met:

(1)	After the transaction, we, or a person organized and existing under the laws of the United States or one of the fifty states are the continuing entity. If the continuing entity is an entity other than us, that entity must also assume our payment obligations under the Indenture, as well as, the due and punctual performance and observance of all of the covenants contained in the Indenture;

(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of ours or any of our subsidiaries as a result of the transaction as having been incurred by us or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and

(3)	The continuing entity delivers an officer’s certificate and legal opinion covering (1) and (2) above.

Covenants

This section describes covenants we make in the Indenture, as modified and amended through the Ninth Supplemental Indenture, for the benefit of the holders of the debt securities. The covenants described below apply to all of our outstanding debt securities (other than our convertible debt securities) and to future issuances of debt securities, unless the Indenture is further modified or supplemented.

Limitations on incurrence of debt

We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1)	our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Additionally, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1)	such Debt and any other Debt incurred by us and our Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

(2)	the repayment or retirement of any other Debt by us and our Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

(3)	in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

No Subsidiary may incur any Unsecured Debt; provided, however, that we or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) would otherwise be permitted under the Indenture.

We and our Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of us and our Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of our property or the property of any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Debt and the outstanding Debt of our Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication):

(1)	our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of the covenants described under this “— Limitations on incurrence of debt”, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Nothing in the above covenants shall prevent: (i) the incurrence by us or any Subsidiary of Debt between or among us, any Subsidiary or any Equity Investee or (ii) us or any Subsidiary from incurring Refinancing Debt.

For purposes of the foregoing covenants the following definitions apply:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of us and our Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

(A)	interest on Debt of us and our Subsidiaries,

(B)	provision for taxes of us and our Subsidiaries based on income,

(C)	amortization of debt discount,

(D)	provisions for unrealized gains and losses, depreciation and amortization, and the effect of any other non-cash items,

(E)	extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, any acquisition,

disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)),

(F)	the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

(G)	amortization of deferred charges, and

(H)	any of the items described in clauses (D) and (E) above that were included in Earnings From Operations on account of an Equity Investee.

“Debt” of us or any Subsidiary means any indebtedness of us or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement,

(4)	the principal amount of all obligations of us or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or

(5)	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than us or any Subsidiary).

“Disqualified Stock” means, with respect to any person, any capital stock of such person which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of a series of debt securities.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

“Equity Investee” means any Person in which we or any Subsidiary hold an ownership interest that is accounted for by us or a Subsidiary under the equity method of accounting.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided, that solely for purposes of calculating these financial covenants, “GAAP” means generally accepted accounting principles as used in the United States on August 14, 2009 consistently applied.

“Pari Passu Debt” means (i) any Debt of us or a Subsidiary that is secured only by Encumbrances that also secure the debt securities issued under the Indenture on an equal and ratable basis and (ii) any series of debt securities issued under the Indenture that is secured only by Encumbrances that also secure all other series of debt securities issued under the Indenture on an equal and ratable basis.

“Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the notes, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of our and our Subsidiaries’ other assets, but excluding accounts receivable and intangibles, determined in accordance with GAAP.

“Total Unencumbered Assets” means the sum of our and our Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all our and our Subsidiaries’ other assets, other than accounts receivable and intangibles, in each case not subject to an Encumbrance.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of us and our Subsidiaries on such date, before depreciation, amortization and impairment charges determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the types described in clauses (1), (3) and (4) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of us or any Subsidiary.

Existence

Except as permitted under “— Merger, consolidation or sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our and our subsidiaries’ existence, rights, both charter and statutory, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of properties

We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

Insurance

We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

Payment of taxes and other claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject. We will file the documents with the SEC on or prior to the respective filing dates by which we would have been required so to file the documents if we were so subject. We will also in any event within 15 days of each required filing date transmit to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to Section 13 or 15(d). Additionally, we will provide the trustee with copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections. If filing the documents by us with the SEC is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Events of default, notice and waiver

The Indenture provides that the following events are events of default with respect to any series of debt securities issued pursuant to it:

(1) default in the payment of any installment of interest or additional amounts payable on any debt security of such series which continues for 30 days;

(2) default in the payment of the principal, or premium or make-whole amount, if any, on, any debt security of such series at its maturity or redemption date;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance of any other of our covenants contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture, which continues for 60 days after written notice as provided in the Indenture;

(5) default in the payment of an aggregate principal amount exceeding $50,000,000 under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of our subsidiaries, which we have guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 for a period of 30 consecutive days;

(7) events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or any significant subsidiary or for all or substantially all of our or our significant subsidiary’s property; and

(8) any other event of default provided with respect to a particular series of debt securities.

The term significant subsidiary means each of our significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.

If an event of default under the Indenture with respect to a series of debt securities occurs and is continuing, then in every such case, unless the principal of all of the debt securities shall already have become due and payable, the trustee or the holders of not less than 25% in principal amount of a particular series of debt securities may declare the principal and the make-whole amount on the debt securities of that series to be due and payable immediately by written notice to us that payment of the debt securities is due, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the debt securities may rescind and annul such declaration and its consequences if we shall have deposited with the trustee all required payments of the principal of, and premium or make-whole amount and interest, on the debt securities, plus fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal, and the make-whole amount or interest, with respect to debt securities have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the debt securities may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the debt securities or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by the proposed modification or amendment.

The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the Indenture known to the trustee, unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the debt securities if the responsible officers of the trustee consider such withholding to be in the interest of such holders.

The Indenture provides that no holders of the debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy which the Indenture provides, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the debt securities from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, or interest on the debt securities at the due date of the debt securities.

Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the debt securities not joining in the proceeding.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of the default.

Modification of the Indenture

Modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the Indenture or to reduce the quorum or voting requirements set forth in the Indenture; or

(6)	modify any of the provisions relating to modification of the Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the effected debt security.

The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive our compliance with covenants in the Indenture.

Modifications and amendments of the Indenture may be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to us as obligor under the Indenture;

(2)	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities;

(4)	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)	to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior to such change which are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series and any related coupons;

(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

(9)	to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

(10)	to close the Indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939; or

(11)	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities:

(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the Indenture; and

(4)	debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of the other obligor will be disregarded.

The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the Indenture.

Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series and one or more additional series:

(1)	there shall be no minimum quorum requirement for the meeting; and

(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, the action will become effective when the instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any the agent will be sufficient for any purpose of the Indenture and, subject to the Indenture provisions relating to the appointment of any such agent, conclusive in favor of the trustee and us, if made in the manner specified above.

Discharge, defeasance and covenant defeasance

We may discharge various obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.

If the defeasance provisions are applicable to a series of debt securities, we may take either of the following actions with respect to that series of debt securities:

(1)	We may elect to defease and be discharged from any and all obligations with respect to that series of debt securities. However, we would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the series of debt securities and the obligations to register the transfer or exchange of the series of debt securities. Additionally, we would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen debt securities, for maintaining an office or agency in respect of the series of debt securities and for holding moneys for payment in trust.

(2)	With respect to the series of debt securities, we may elect to effect covenant defeasance and be released from our obligations to fulfill the covenants contained under the heading “— Covenants” in this prospectus. Further, we may elect to be released from our obligations with respect to any other covenant in the Indenture, if such a provision is included in the series of debt securities at the time that they are issued. Once we have made this election, any omission to comply with those covenants shall not constitute a default or an event of default with respect to the series of debt securities.

In either case, we must irrevocably deposit the needed funds in trust, with the trustee.

The trust may only be established if, among other things, we have delivered an opinion of counsel to the trustee. The opinion of counsel shall state that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series and

(1)	the holder of a series of debt securities is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or

(2)	a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make-whole amount and interest on, the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the holder’s election or the cessation of usage based on the applicable market exchange rate.

“Conversion event” means the cessation of use of:

(1)	a currency, currency unit or composite currency, other than the European Community Unit or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2)	the European Community Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(3)	any currency unit or composite currency other than the European Community Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium or any make-whole amount and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Registration and transfer

Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee referred to above. In addition, subject to the limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer of the security at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If we have designated such a transfer agent or transfer agents, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series.

Neither we nor the trustee will be required to:

(1)	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any debt security, or portion of security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3)	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the series. Global securities, if any, are expected to be deposited with The Depository Trust Company (“DTC”) as depository. Each global security will be issued:

•	only in fully registered form; and

•	without interest coupons.

You may hold your beneficial interests in the global securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

What is a global security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. If we choose to issue the debt securities in the form of a global security, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global securities be registered in the name of a financial institution we select and by requiring that the debt securities included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the “Depository.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.

Except as described below, each global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special investor considerations for global securities.

As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with DTC, the Depository that holds global securities.

An investor in global securities should be aware that because the debt securities are issued only in the form of global securities:

•	The investor cannot get debt securities registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the debt securities.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities.

•	The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global notes. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We and the trustee also do not supervise DTC in any way.

Exchanges among the global securities

Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global note and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.

Certain book-entry procedures for the global securities

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

DTC. DTC has advised us that it is:

(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each global security, DTC will credit the accounts of participants with an interest in the global security and (2) ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the Indenture. Owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of debt securities under the Indenture or such global security. We understand that under existing industry practice, in the event that we request any action of holders of debt securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debt securities.

Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any debt securities represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such debt securities under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the debt securities, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the debt securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitive securities

A global security is exchangeable for definitive securities in registered certificated form (“Certificated Securities”) if:

(1) DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the global securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each cash the issuer fails to appoint a successor depositary;

(2) the issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Securities; or

(3) there shall have occurred and be continuing a default or event of default with respect to the debt securities.

In all cases, Certificated Securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

No personal liability

No past, present or future trustee, officer, employee or shareholder of ours or any successor to us will have any liability for any of our obligations under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities.

Trustee

The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

DESCRIPTION OF PREFERRED SHARES

General

Subject to limitations prescribed by Maryland law and the declaration of trust, the board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the board of trustees or one of its duly authorized committees. At December 31, 2008, 2,000,000 Series C preferred shares were issued and outstanding, 5,000,000 Series F preferred shares were issued and outstanding and 5,000,000 Series G preferred shares were issued and outstanding.

Reference is made to the prospectus supplement relating to the series of preferred shares being offered in such prospectus supplement for the specific terms of the series, including:

(1)	the title and stated value of the series of preferred shares;

(2)	the number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3)	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

(4)	the date from which dividends on preferred shares of the series shall cumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for preferred shares of the series;

(6)	the provision for a sinking fund, if any, for preferred shares of the series;

(7)	the provision for redemption, if applicable, of preferred shares of the series;

(8)	any listing of the series of preferred shares on any securities exchange;

(9)	the terms and conditions, if applicable, upon which preferred shares of the series will be convertible into common shares, including the conversion price, or manner of calculating the conversion price;

(10)	whether interests in preferred shares of the series will be represented by global securities;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

(12)	a discussion of federal income tax considerations applicable to preferred shares of the series;

(13)	the relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14)	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15)	any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with preferred shares of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to preferred shares of the series.

Dividends

Holders of preferred shares of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by the board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by the board of trustees.

Dividends on any series of the preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment date.

If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration in such circumstances, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares in such circumstances. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.

Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

If full dividends on all preferred shares of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(1)	the redemption date;

(2)	the number of shares and series of the preferred shares to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price;

(5)	that dividends on the preferred shares to be redeemed will cease to accrue on such redemption date; and

(6)	the date upon which the holder’s conversion rights, if any, as to such preferred shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred shares of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting rights

Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.

If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to:

(1)	amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking in parity with such shares;

(2)	enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

(3)	authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.

Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion rights

The terms and conditions, if any, upon which preferred shares of any series are convertible into common shares will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of common shares into which the preferred shares of the series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of the series or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of the series.

Restrictions on ownership

As discussed below under “Description of Common Shares — Restriction on size of holdings,” for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares will contain various provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating to the relevant series of preferred shares, the provisions of each articles supplementary relating to the preferred shares ownership limit will provide, as in the case of the Series C preferred shares, Series F preferred shares and Series G preferred shares, ownership restriction similar to the ownership restrictions described below.

The preferred shares ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of the series of preferred shares outstanding at any time, except as a result of our redemption of preferred shares. Shares acquired in excess of the preferred shares ownership limit provision must be redeemed by us at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person’s ownership exceeds the limitations due solely to our redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person shall be excess shares. See “Description of Common Shares — Restriction on size of holdings.” From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred shares ownership limit provision may not be waived with respect to some of our affiliates.

All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.

DESCRIPTION OF COMMON SHARES

General

The declaration of trust authorizes us to issue up to 750,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 737,580,000 common shares, par value $0.01 per share, 2,300,000 Series C preferred shares, par value $0.01 per share, 5,060,000 Series F preferred shares, par value $0.01 per share, and 5,060,000 Series G preferred shares, par value $0.01 per share. At September 30, 2009, approximately 473,201,000 common shares were issued and outstanding and held of record by approximately 8,060 shareholders.

The following description sets forth general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to such prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and our bylaws.

The outstanding common shares are fully paid and, except as set forth below under “— Shareholder liability,” non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C preferred shares, Series F preferred shares and Series G preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series F preferred shares and Series G preferred shares and any other series of preferred shares which may subsequently be issued by us. See “Description of Preferred Shares.”

Transfer agent

The transfer agent and registrar for the common shares is Computershare Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol “PLD.”

Restriction on size of holdings

The declaration of trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of the board of trustees. For us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Internal Revenue Code.

Excess shares of beneficial interest owned by a person or group of persons in excess of 9.8% of the outstanding shares of beneficial interest, other than, 30% in the case of shareholders who acquired shares prior to our initial public offering, are subject to redemption by us, at our option, upon 30 days’ notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. We may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation. We may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of excess shares. Shareholders are required to disclose, upon demand of the board of trustees, such information with respect to their direct and indirect ownership of shares as the board of trustees deems necessary to comply with the provisions of the Internal Revenue Code pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.

The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest or to any transaction involving the issuance of shares of beneficial interest in which a majority of the board of trustees determines that our eligibility to qualify as a real estate investment trust for federal income tax purposes will not be jeopardized or our disqualification as a real estate investment trust under the Internal Revenue Code is advantageous to the shareholders. The board of trustees has permitted the shareholders who acquired shares prior to our initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee liability

The declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf. Under the declaration of trust and Maryland law governing real estate investment trusts, trustees are not liable to us or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

Shareholder liability

Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the board of trustees. The declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder’s bad faith, willful misconduct or gross negligence and provided that such shareholder gives us prompt notice of any such claim or liability and permits us to conduct the defense of the shareholder. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to our shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

FEDERAL INCOME TAX CONSIDERATIONS

ProLogis intends to operate in a manner that permits it to satisfy the requirements for qualification and taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of (a) the U.S. federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust and (b) the U.S. federal income tax consequences of the ownership and disposition of ProLogis’ shares. The tax consequences of owning and disposing of debt securities are not summarized in this discussion. Since these provisions are highly technical and complex, each prospective purchaser of debt securities, preferred shares or common shares is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the debt securities, preferred shares or common shares.

Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer Brown LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ended December 31, 2000 through and including its taxable year ended December 31, 2008, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for qualification and taxation as a real estate investment trust commencing with its taxable year ending on December 31, 2009 and each year thereafter.

This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and its actual and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis’ qualification and taxation as a real estate investment trust will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer Brown LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to U.S. federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.

ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993, and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the U.S. federal income tax laws.

The following summary applies only to shareholders who hold preferred shares or common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of preferred shares or common shares that for U.S. federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if either (i) it was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. trust or (ii) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is generally attributed to its partners or owners. Accordingly, the U.S. federal income tax treatment of a partner in a partnership or owner in a flow-through entity that holds shares will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

Prospective shareholders that are partnerships or flow-through entities should consult their tax advisers concerning the U.S. federal income tax consequences to their partners or owners of the acquisition, ownership and disposition of ProLogis debt securities, preferred shares and common shares.

Taxation of ProLogis

General

In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to U.S. federal income tax on that portion of its real estate investment trust taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to U.S. federal income tax at normal corporate rates upon any taxable income or capital gain not distributed.

A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in such shareholder’s ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect ProLogis’ profitability. Furthermore, if ProLogis fails to satisfy the 5% asset test or the 10% vote and value test (and does not qualify for a de minimis safe harbor) or fails to satisfy the other asset tests, each of which are discussed below, and nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that ProLogis disposes of the assets or otherwise satisfies the tests. If ProLogis fails to satisfy one or more real estate investment trust requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a penalty of $50,000 for each such failure. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See “— Other Tax Considerations — Investments in taxable REIT subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

(1) 85% of its real estate investment trust ordinary income for such year;

(2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

(3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.

In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

Share ownership test

ProLogis’ shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. For this purpose, any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares was held, actually or constructively, by five or fewer individuals, then it will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of ProLogis’ shares and other information. In addition, ProLogis’ declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of its shares to assure that its qualification as a real estate investment trust will not be compromised.

Asset tests

At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or other business entity taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or other business entity’s assets. In addition, when ProLogis owns 100% of a corporation that is not a taxable REIT subsidiary, it will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, and qualified temporary investments. For this purpose, cash includes foreign currency if (i) the real estate investment trust or its qualified business unit uses such foreign currency as its functional currency, (ii) the foreign currency is held for use in the normal course of the activities of the real estate investment trust or the qualified business unit giving rise to income or gain described in the gross income tests below or directly related to acquiring or holding assets described in the asset test herein, and (iii) it is not held in connection with a trade or business of trading or dealing with securities. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any non-government issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 25% of the value of ProLogis’ total assets may be represented by securities of one or more taxable REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Finally, if a real estate investment trust has met the asset tests as of the close of any quarter it will not fail them in a subsequent quarter solely because of a discrepancy due to variations in value that are not attributable to the acquisition of investments but rather caused solely by the change in the foreign currency exchange rate used to value a foreign asset.

As discussed above, ProLogis generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of the total assets of ProLogis generally may be represented by the securities of any issuer. If ProLogis fails to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, ProLogis would fail to qualify as a real estate investment trust. After the 30-day cure period, ProLogis could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of ProLogis’ assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, ProLogis can avoid disqualification as a real estate investment trust, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation) and paying a tax equal to the greater of $50,000 or an amount determined (pursuant to Treasury regulations) by multiplying the highest corporate tax rate by the net income generated by the non-qualifying assets for the period beginning on the first date of the failure to meet the tests and ending on the date that ProLogis disposes of the assets or otherwise satisfies the asset tests.

Gross income tests

There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or other business entity taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or other business entity, and the gross income of the partnership or other business entity will retain the same character in the hands of ProLogis as it has in the hands of the partnership or other business entity. The two tests are as follows:

1. The 75% Gross Income Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1) rents from real property, except as modified below;

(2) interest on obligations secured by mortgages on, or interests in, real property;

(3) gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;

(4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

(5) abatements and refunds of real property taxes;

(6) income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

(7) commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and

(8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares or certain publicly offered debt, which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” or “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property (other than the amounts attributable to the provision of the de minimis impermissible services) as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. If this 1% threshold is exceeded, none of the amounts received with respect to that property will qualify as rent from real property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

2. The 95% Gross Income Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

Any income from (i) a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) a clearly and timely identified transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income that would qualify under the 75% or the 95% gross income tests, will not constitute gross income (rather than being treated either as qualifying income or non-qualifying income) for purposes of the 75% and the 95% gross income tests. Income from such transactions that does not meet these requirements will be treated as non-qualifying income for purposes of the 75% and the 95% gross income tests. Any income from foreign currency gain that is “real estate foreign exchange gain” as defined in the Internal Revenue Code will not constitute gross income for purposes of the 75% gross income test. “Real estate foreign exchange gain” includes foreign currency gains attributable to (i) any item of income or gain that would qualify under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property, (iv) remittances from qualified business units that meet the 75% gross income test for the taxable year and the 75% asset test at the close of each quarter, and (v) any other foreign currency gain as determined by the Internal Revenue Service. Other foreign currency gain, if such foreign currency gain is “passive foreign exchange gain” as defined in the Internal Revenue Code, will not constitute gross income for purposes of the 95% gross income test (but will be treated as income that does not qualify under the 75% gross income test). “Passive foreign exchange gain” includes foreign currency gains attributable to (i) real estate foreign exchange gain, (ii) any item of income or gain that would qualify under the 95% gross income test, (iii) the acquisition or ownership of obligations, (iv) becoming or being the obligor under obligations, and (v) any other foreign currency gain as determined by the Internal Revenue Service.

For purposes of determining whether ProLogis complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property (described below), unless such property is held by ProLogis for at least two years and other requirements relating to the number of properties sold in a year, their tax bases or fair market values, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a real estate investment trust as a result of the real estate investment trust having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the real estate investment trust and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the real estate investment trust at a time when default was not imminent or anticipated and (iii) for which such real estate investment trust makes an election to treat the property as foreclosure property. Real estate investment trusts generally are subject to tax at the maximum corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% penalty tax on gains from prohibited transactions described below, even if the property was held primarily for sale to customers in the ordinary course of a trade or business.

Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1) following ProLogis’ identification of the failure, it files a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

(2) ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax equal to the greater of the amount by which it fails either the 75% or 95% gross income test for that year multiplied by a fraction the numerator of which is the real estate investment trust taxable income for the taxable year (adjusted for certain items) and the denominator of which is the gross income for the taxable year (adjusted for certain items).

Annual distribution requirements

In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in his, her or its ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the shareholder’s credit or refund for the tax paid by ProLogis.

ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, may borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time. Additionally, the Internal Revenue Service has recently issued a revenue procedure in which it provided that certain stock distributions declared by a publicly-traded real estate investment trust with respect to a taxable year ending on or before December 31, 2009 may qualify as dividends for purposes of the distribution requirement so long as shareholders are given the choice of receiving stock or cash distributions, the aggregate amount of cash distributions are not limited to less than 10% of the aggregate distribution, and certain other requirements are met. ProLogis may declare a share distribution in 2009 that would meet the requirements set out in the revenue procedure for treatment as a dividend.

ProLogis generally must make distributions during the taxable year to which they relate. ProLogis may pay dividends in the following year in two circumstances. First, ProLogis may declare and pay dividends in the following year if the dividends are declared before it timely files its tax return for the year and if it pays the dividends before the first regular dividend payment made after such declaration. Second, if ProLogis declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, it will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that ProLogis does not distribute all of its net capital gain or if it distributes at least 90%, but less than 100% of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the Internal Revenue Service, or if ProLogis determines that it has failed to meet the 90% distribution requirement in a prior taxable year, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Tax aspects of ProLogis’ investments in partnerships

A portion of ProLogis’ investments are owned through business entities treated as partnerships for U.S. federal income tax purposes. As previously mentioned, ProLogis will include its proportionate share of (i) each partnership’s income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and (ii) the assets held by each partnership for purposes of the real estate investment trust asset tests.

ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income, in the case of a U.S. corporation or a foreign corporation with U.S. source income or income that is effectively connected with the conduct of a U.S. trade or business. In such a situation, regardless of whether or not the corporation would be treated as U.S. or foreign, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet such tests.

Failure to qualify

If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

In the event that ProLogis fails to satisfy one or more requirements for qualification as a real estate investment trust, other than the 75% and the 95% gross income tests and other than the asset tests, each of which is subject to the cure provisions described above, ProLogis will retain its real estate investment trust qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) ProLogis pays a penalty of $50,000 for each failure to satisfy the provision.

Taxation of ProLogis shareholders

Taxation of U.S. shareholders

As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2011, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-real estate investment trust corporations (such as U.S. and certain qualifying foreign taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Instead, ProLogis will generally carry over these losses for potential offset against its future taxable income. U.S. federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains. In addition, under the so-called “wash sale” rules, all or a portion of any loss that a shareholder realizes upon a taxable disposition of ProLogis common shares may be disallowed if the shareholder purchases other common shares within 30 days before or after the disposition. A non-corporate taxpayer may deduct capital losses not offset by capital gains against ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2011 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) maximum capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

Shareholders of ProLogis should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Taxable distributions that ProLogis pays and gain from the disposition of its common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income or gain. In addition, taxable distributions that ProLogis pays and gain from the disposition of its common shares generally will be treated as investment income for purposes of the investment interest limitations. ProLogis will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

If a domestic shareholder recognizes a loss upon a subsequent disposition of ProLogis’ common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the Internal Revenue Service. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of ProLogis’ common shares, or transactions that might be undertaken directly or indirectly by ProLogis. Moreover, you should be aware that ProLogis and other participants in transactions involving ProLogis (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Information and reporting and backup withholding

ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

Taxation of tax-exempt shareholders

The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from ProLogis as unrelated business taxable income.

However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. ProLogis believes that it is not a “pension-held real estate investment trust.”

Taxation of foreign shareholders

Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty or statutory provision reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN (or other acceptable substitute or applicable form) with ProLogis or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI or Form W-8BEN (or other acceptable substitute or applicable form) beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. However, if such form includes a taxpayer identification number, the form will remain in effect until a change in circumstances makes the information incorrect provided the withholding agent reports on Form 1042 at least one payment annually to the foreign shareholder. If a distribution is treated as effectively connected with a foreign shareholder’s conduct of a U.S. trade or business, the foreign shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as domestic shareholders are taxed on distributions, and also may be subject to the 30% branch profits tax (or reduced tax treaty rate, if applicable) in the case of a foreign shareholder that is a corporation.

A foreign shareholder will not incur tax on a distribution in excess of ProLogis’ current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of the shareholder’s common shares. Instead, the excess portion of the distribution will reduce the foreign shareholder’s adjusted tax basis for its common shares. A foreign shareholder will be subject to tax on a distribution that exceeds both ProLogis’ current and accumulated earnings and profits and the adjusted tax basis for its common shares, if the foreign shareholder otherwise would be subject to tax on gain from the disposition of its common shares as described herein. Because ProLogis generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it generally will withhold tax on the entire amount of any distribution at the same rate at which it would withhold on a dividend. However, a foreign shareholder may obtain a refund of amounts that ProLogis withholds if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.

Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, (“FIRPTA”). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests will not be subject to tax under FIRPTA or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by ProLogis’ real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the 1-year period ending on the date the distribution is received. ProLogis is required to withhold 35% (or less to the extent provided in applicable Treasury regulations) of any distribution to a foreign person owning more than 5% of the relevant class of shares (or otherwise has held more than 5% at any time during the 1-year period ending on the date the distribution is received) that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.

ProLogis will qualify as a “domestically controlled qualified investment entity” so long as it qualifies as a real estate investment trust and less than 50% in value of its shares is held by foreign persons (e.g., nonresident aliens and foreign corporations). It is currently anticipated that ProLogis will qualify as a domestically controlled qualified investment entity. Under these circumstances, except as described in the next sentence, gain from the sale of the shares of ProLogis by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. trade or business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year. Even if ProLogis is a domestically controlled qualified investment entity, upon a foreign shareholder’s disposition of its common shares (subject to the 5% exception applicable to “regularly traded” shares described above), such foreign shareholder may be treated as having taxable gain from the sale or exchange of a U.S. real property interest (within the meaning of FIRPTA) if the foreign shareholder (i) disposes of ProLogis’ common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest (within the meaning of FIRPTA) and (ii) acquires, or enters into a contract or option to acquire, other common shares of ProLogis within 30 days after such ex-dividend date.

In the event that ProLogis does not constitute a domestically controlled qualified investment entity, a foreign shareholder’s sale of its common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest (within the meaning of FIRPTA) provided that (i) ProLogis’ common shares are “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling foreign shareholder held (taking into account constructive ownership rules) 5% or less of ProLogis’ outstanding common shares at all times during a specified testing period. If gain on a foreign shareholder’s sale of ProLogis’ common shares were subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the common shares could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

The U.S. federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Tax Rates

Long-term capital gains and “qualified dividends” received by an individual are generally subject to U.S. federal income tax at a maximum rate of 15%. Because ProLogis is not generally subject to U.S. federal income tax on the portion of its real estate investment trust taxable income or capital gains distributed to its shareholders, ProLogis’ dividends generally are not eligible for the 15% maximum tax rate on dividends. As a result, ProLogis’ ordinary real estate investment trust dividends are taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-real estate investment trust corporations, such as U.S. and certain qualifying foreign taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2011, and the maximum rate on qualified dividends will increase to 39.6% in 2011.

Other Tax Considerations

Investments in taxable REIT subsidiaries

Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis. As taxable REIT subsidiaries of ProLogis, these entities will pay U.S. federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends to the extent such entities are either U.S. taxable REIT subsidiaries or foreign taxable REIT subsidiaries earning income that is effectively connected with the conduct of a U.S. trade or business. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay U.S. federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders, including ProLogis, will be reduced accordingly.

While taxable REIT subsidiaries may be subject to full corporate level taxation on their earnings, they are permitted to engage in certain types of activities that cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if any of ProLogis’ taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also automatically be treated as a taxable REIT subsidiary of ProLogis. As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

Tax on built-in gain

ProLogis has previously acquired assets from taxable U.S. C-corporations (and in one instance a foreign corporation holding a U.S. real property interest) in carry-over basis transactions, and may acquire additional assets in such manner in the future. As a result of such acquisitions, ProLogis could be liable for specified liabilities that are inherited from such C-corporations. If ProLogis recognizes gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by ProLogis, then to the extent of such assets’ “built-in gains” (in other words, the excess of the fair market value of such assets at the time of the acquisition by ProLogis over the adjusted basis of such assets, determined at the time of such acquisition), ProLogis will be subject to tax on such gain at the highest corporate rate applicable. The results described above with respect to the recognition of built-in gain assume that the C-corporation whose assets are acquired does not make an election to recognize such built-in gain at the time of such acquisition.

Affiliated real estate investment trust

Palmtree Acquisition Corporation is a corporate subsidiary of ProLogis which intends to qualify as a real estate investment trust for U.S. federal income tax purposes. Palmtree Acquisition Corporation therefore needs to satisfy the real estate investment trust tests discussed in this prospectus. The failure of Palmtree Acquisition Corporation to qualify as a real estate investment trust could cause ProLogis to fail to qualify as a real estate investment trust because ProLogis would then own more than 10% of the securities of an issuer that was not a real estate investment trust, a qualified real estate investment trust subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a real estate investment trust. As a real estate investment trust,

Palmtree Acquisition Corporation will be subject to the built-in gain rules discussed in the section entitled “—Tax on built-in gain” above. Palmtree Acquisition Corporation is the successor of Catellus Development Corporation, which was a C-corporation that elected to be treated as a real estate investment trust for U.S. federal income tax purposes effective January 1, 2004. Therefore, Palmtree Acquisition Corporation could be subject to a U.S. federal corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years of Catellus Development Corporation’s conversion to a real estate investment trust from the sale of any assets that Catellus Development Corporation held at the effective time of its election to be a real estate investment trust, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the real estate investment trust election. ProLogis does not currently expect Palmtree Acquisition Corporation to dispose of any assets if such disposition would result in the imposition of a material tax liability unless ProLogis can effect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require Palmtree Acquisition Corporation to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.

Possible legislative or other actions affecting tax consequences

Prospective shareholders should recognize that the present U.S. federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

State and local taxes

ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

Foreign taxes

Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to ProLogis shareholders will be reduced accordingly.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of ProLogis debt securities, preferred shares and common shares, including the U.S. federal, state, local, foreign, and other tax consequences of such purchase and ownership and of potential changes in applicable tax laws.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.

Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated balance sheets of ProLogis as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule and the effectiveness of internal control over financial reporting of ProLogis as of December 31, 2008, and the consolidated balance sheets of ProLogis North American Industrial Fund, LP and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, partners’ capital and comprehensive loss, and cash flows for the year ended December 31, 2007 and for the period from March 1, 2006 (inception) through December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm on such financial statements, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of ProLogis for the periods ended June 30, 2009 and 2008, and March 31, 2009 and 2008, incorporated by reference in this prospectus, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in ProLogis’ quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009, incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountant is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because their report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Mayer Brown LLP Chicago, Illinois.

80,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Merrill Lynch
Morgan Stanley
Goldman, Sachs & Co.
J.P. Morgan

Senior Co-Managers
Citi
Deutsche Bank Securities
Wells Fargo Securities

Co-Managers
Credit Agricole CIB
ING
Scotia Capital
SMBC Nikko